Exhibit 99.1
*** FOR IMMEDIATE RELEASE ***
Saia, Inc. Reports Third-Quarter 2008 Results
Earnings per share of $0.21 from continuing operations
JOHNS CREEK, Ga. – October 24, 2008 – Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier, today reported third-quarter 2008 results.   The Company achieved revenues of $274 million, an increase of 11 percent over the prior-year quarter.
Third-Quarter 2008 Results from Continuing Operations Compared to the Third-Quarter 2007
•	Operating income was $7.5 million compared to $12.7 million.

•	Earnings per share were $0.21 vs. $0.43.

•	Operating ratio was 97.3 vs. 94.9.

•	On a per day basis, LTL tonnage was down 1.1 percent as LTL shipments were down 2.3 percent with a 1.2 percent increase in weight per shipment.

•	LTL yield was up 9.4 percent primarily due to the impact of higher fuel surcharges and longer length of haul.
Additional points for the quarter
•	Claims and insurance expense was $2.2 million favorable from prior-year quarter primarily due to reduced accident severity, or $0.10 per share.

•	Equity-based compensation expense was $0.6 million, or $0.03 per share, vs. prior-year quarter benefit of $3.4 million, or $0.15 per share.

•	The prior-year quarter included a pre-tax gain of $1.7 million from the sale of real estate, or $0.07 per share.
“Third-quarter revenue was negatively impacted by a weak economy, the competitive pricing environment and disruptions from two hurricanes in cities where Saia has significant market share. Cost increases resulted from fuel, inflationary pressure, health care and bad debt expense. Excluding the equity-based compensation variance and gain from property sale referenced above, I was relatively pleased that the operating ratio for the quarter would have been flat with last year,” said Rick O’Dell, president and chief executive officer.
Year-to-Date 2008 Results from Continuing Operations Compared to Year-to-Date 2007
•	Revenues were $800 million compared to $732 million.

•	Operating income was $20.4 million compared to $34.3 million.

•	Net income was $8.3 million compared to $16.4 million.

•	Earnings per share were $0.61 compared to $1.15.

Saia, Inc. Third-Quarter 2008 Earnings

Financial Position and Capital Expenditures
Total debt was $137.8 million at September 30, 2008. Net the Company’s $21.1 million cash balance at quarter end, net debt to total capital was 35.7 percent. This compares to total debt of $172.8 million with net debt to total capital of 45.3 percent at December 31, 2007.
Net capital expenditures from continuing operations for the nine months ended September 30, 2008 were $20.5 million.  This compares to $54.5 million in the prior-year period. The Company’s revised forecast of capital expenditures for the year is approximately $25 million.
“In order to preserve our strong financial position, we focused on prudent balance sheet management and reduced our debt position. I am pleased that we have further increased our financial flexibility in the current uncertain economic environment. Our marketing initiatives continue the focus on building density in our existing geography which should result in improved margins over time. We implemented necessary cost reductions to align resources with current volumes while maintaining our commitment to technology and engineered process improvements. Saia employees continue to provide customers outstanding service with an on time record of 97 percent in the quarter. We believe these efforts position Saia to manage through a difficult environment and further capitalize when industry fundamentals recover,” said O’Dell.
Discontinued Operations
In the quarter, the Company recorded expenses of $123 thousand net of the tax effect, or $0.01 per share, as discontinued operations to adjust the liabilities from indemnification obligations related to the 2006 sale of a former subsidiary.
Conference Call
The Company will hold a conference call to discuss these results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 1-877-558-9192 or dial 706-758-1748 for international calls and use conference ID # 68257428. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saia.com and will be archived on the site. A replay of the call will be available two hours after the completion of the call through October 30, 2008. The replay is available by dialing 1-800-642-1687 or 706-645-9291.
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Johns Creek, Georgia and a network of 147 terminals, Saia employs 8,200 people. For more information, visit the Investor Relations section at www.saia.com.

Saia, Inc. Third-Quarter 2008 Earnings

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharges; integration risks; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of ongoing litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, property, revenue equipment and other operating assets; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with legislation requiring companies to evaluate their internal control over financial reporting and Homeland Security; dependence on key employees; inclement weather; labor relations; effectiveness of company-specific performance improvement initiatives; terrorism risks; self-insurance claims, equity-based compensation and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.
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CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer
RMcKenzie@Saia.com
678.542.3910

Saia, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$21,134	$6,656
Accounts receivable	121,533	107,116
Prepaid expenses and other	36,774	37,837

Total current assets	179,441	151,609

PROPERTY AND EQUIPMENT:
Cost	609,541	596,357
Less: Accumulated depreciation	250,918	227,585

Net property and equipment	358,623	368,772

GOODWILL AND OTHER ASSETS	39,710	40,202

Total assets	$577,774	$560,583

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and checks outstanding	$59,612	$42,732
Wages and employees’ benefits	38,865	32,862
Other current liabilities	51,011	38,138
Current portion of long-term debt	10,188	12,793

Total current liabilities	159,676	126,525

OTHER LIABILITIES:
Long-term debt	127,617	160,052
Deferred income taxes	58,073	55,961
Claims, insurance and other	22,630	17,393

Total other liabilities	208,320	233,406

SHAREHOLDERS’ EQUITY:
Common stock	14	13
Additional paid-in capital	172,300	170,260
Deferred compensation trust	(2,771)	(2,584)
Retained earnings	40,235	32,963

Total shareholders’ equity	209,778	200,652

Total liabilities and shareholders’ equity	$577,774	$560,583

Saia, Inc.
Consolidated Statements of Operations
For the Quarter and Nine Months Ended September 30, 2008 and 2007
(Amounts in thousands, except per share data)
(Unaudited)

	Third Quarter		Nine Months
	2008	2007	2008	2007
OPERATING REVENUE	$274,181	$247,823	$799,560	$732,412

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	139,745	129,261	409,963	394,302
Purchased transportation	21,026	20,710	61,714	55,951
Fuel, operating expenses and supplies	78,895	58,699	225,308	165,002
Operating taxes and licenses	8,970	8,626	27,015	25,709
Claims and insurance	7,824	10,000	24,743	28,261
Depreciation and amortization	10,299	9,785	30,841	28,602
Operating gains, net	(112)	(1,911)	(410)	(2,134)
Integration charges	—	—	—	2,427

Total operating expenses	266,647	235,170	779,174	698,120

OPERATING INCOME	7,534	12,653	20,386	34,292

NONOPERATING EXPENSES:
Interest expense	2,892	2,644	9,180	7,200
Other, net	155	(60)	222	(339)

Nonoperating expenses, net	3,047	2,584	9,402	6,861

INCOME BEFORE INCOME TAXES	4,487	10,069	10,984	27,431
Income tax provision	1,592	4,120	2,718	11,055

INCOME FROM CONTINUING OPERATIONS	2,895	5,949	8,266	16,376
Loss from discontinued operations, net	(123)	—	(994)	—

NET INCOME	$2,772	$5,949	$7,272	$16,376

Average common shares outstanding — basic	13,328	13,651	13,306	14,006

Average common shares outstanding — diluted	13,561	13,861	13,528	14,242

Basic earnings per share-continuing operations	$0.22	$0.44	$0.62	$1.17
Basic loss per share-discontinued operations	(0.01)	—	(0.07)	—

Basic earnings per share	$0.21	$0.44	$0.55	$1.17

Diluted earnings per share-continuing operations	$0.21	$0.43	$0.61	$1.15
Diluted loss per share-discontinued operations	(0.01)	—	(0.07)	—

Diluted earnings per share	$0.20	$0.43	$0.54	$1.15

Saia, Inc.
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2008 and 2007
(Amounts in thousands)
(Unaudited)

	2008	2007
OPERATING ACTIVITIES:
Net cash from operating activities-continuing operations	$56,627	$30,641
Net cash from operating activities-discontinued operations	12,868	—

Net cash from operating activities	69,495	30,641

INVESTING ACTIVITIES:
Acquisition of property and equipment	(21,908)	(60,148)
Proceeds from disposal of property and equipment	1,397	5,674
Acquisition of business	—	(2,344)

Net cash used in investing activities	(20,511)	(56,818)

FINANCING ACTIVITIES:
Proceeds from long-term debt	25,000	47,529
Repayment of long-term debt	(60,094)	(6,402)
Repurchase of common stock	—	(23,226)
Proceeds from stock option exercises	588	1,378

Net cash from (used in) financing activities	(34,506)	19,279

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	14,478	(6,898)
CASH & CASH EQUIVALENTS, BEGINNING OF PERIOD	6,656	10,669

CASH & CASH EQUIVALENTS, END OF PERIOD	$21,134	$3,771

Saia, Inc.
Financial Information
For the Quarter Ended September 30, 2008 and 2007
(Amounts in thousands)
(Unaudited)

					Third Quarter
		Third Quarter		%	Amount/Workday		%
		2008	2007	Change	2008	2007	Change
Workdays					64	63

Operating ratio		97.3	94.9

F/S Revenue	LTL	254,134	230,638	10.2	3,970.8	3,660.9	8.5
	TL	20,047	17,185	16.7	313.2	272.8	14.8
	Total	274,181	247,823	10.6	4,284.1	3,933.7	8.9

Revenue excluding	LTL	253,610	230,658	10.0	3,962.7	3,661.2	8.2
revenue recognition	TL	20,005	17,187	16.4	312.6	272.8	14.6
adjustment (1)	Total	273,615	247,845	10.4	4,275.2	3,934.0	8.7

Tonnage	LTL	955	950	0.5	14.92	15.08	(1.1)
	TL	192	185	3.8	3.00	2.94	2.1
	Total	1,147	1,135	1.0	17.92	18.02	(0.6)

Shipments	LTL	1,726	1,739	(0.7)	26.97	27.60	(2.3)
	TL	26	25	4.8	0.41	0.40	2.5
	Total	1,752	1,764	(0.7)	27.38	28.00	(2.2)

Revenue/cwt.	LTL	13.28	12.14	9.4
	TL	5.21	4.64	12.2
	Total	11.93	10.92	9.2

Revenue/shipment	LTL	146.93	132.64	10.8
	TL	763.92	683.03	11.8
	Total	156.15	140.49	11.1

Pounds/shipment	LTL	1,106	1,093	1.2
	TL	14,672	14,727	(0.4)
	Total	1,309	1,287	1.7

(1)	- Excludes adjustments for undelivered freight in accordance with the Company’s revenue recognition policy for financial statement purposes.